UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a‑12

Zyla Life Sciences
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZYLA LIFE SCIENCES

600 Lee Road, Suite 100

Wayne, PA 19087

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

Online Meeting Only—No Physical Meeting Location

To Be Held on December 17, 2019

Dear Stockholder:

You are cordially invited to attend the virtual Annual Meeting of Stockholders of Zyla Life Sciences, a Delaware corporation. The meeting will be held on Tuesday,  December 17, 2019 at 2:00 P.M. local time. The virtual Annual Meeting can be accessed by visiting http://www.envisionreports.com/ZCOR, where you will be able to listen to the meeting live, submit questions and vote online. If you plan to participate in the virtual Annual Meeting, please see the instructions beginning on p. 1 of the attached Proxy Statement. There will be no physical location for stockholders to attend. Stockholders may only participate online by logging in at http://www.envisionreports.com/ZCOR. We believe that a virtual Annual Meeting provides greater access to those who may want to attend and therefore have chosen this over an in-person meeting.

At the Annual Meeting, you will be asked to consider and vote upon the following proposals:

1.

To elect the Board of Directors’ nominees, Todd Holmes, Joseph McInnis, Matthew Pauls, Gary M. Phillips, M.D.,  Todd N. Smith, Andrea Heslin Smiley and Timothy P. Walbert, to hold office until the 2020 Annual Meeting of Stockholders;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and
3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement.

The record date for the Annual Meeting is October 24, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

’ Meeting to Be Held on December 17, 2019 at 2:00 p.m. local time www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on

Tuesday, December 17, 2019 at 2:00 p.m. Eastern time

The proxy statement and annual report to stockholders

are available at http://www.envisionreports.com/ZCOR.

By Order of the Board of Directors,

Megan Timmins Senior Vice President, General Counsel & Secretary

Wayne, Pennsylvania

November 8, 2019

You are cordially invited to attend the virtual meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote during the virtual meeting via the virtual meeting website http://www.envisionreports.com/ZCOR, where stockholders may vote and submit questions during the meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://www.envisionreports.com/ZCOR. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote during the meeting, you must obtain a proxy issued in your name from that record holder. Your broker, bank or nominee cannot vote your shares for any proposals deemed “non-routine” unless you provide voting instructions.  Therefore, if your shares are held by a broker, bank or other nominee, we highly encourage you to instruct them regarding how to vote your shares.

ZYLA LIFE SCIENCES

600 Lee Road, Suite 100

Wayne, PA 19087

PROXY STATEMENT

FOR THE 2019 VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

December 17, 2019

ABOUT THIS PROXY STATEMENT AND THE VIRTUAL ANNUAL MEETING

Why did I receive proxy materials?  What is included in the proxy materials?

The Board of Directors (the “Board”) of Zyla Life Sciences (also referred to as “we,” “us,” “Zyla,” and the “Company”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December 17, 2019 at 2:00 P.M. Eastern time and at any adjournment or postponement thereof. The virtual Annual Meeting can be accessed by visiting http://www.envisionreports.com/ZCOR, where you will be able to listen to the meeting live, submit questions and vote online. You received proxy materials because you owned shares of Zyla common stock at the close of business on October 24, 2019, the record date, and that entitles you to vote at the 2019 Annual Meeting of Stockholders.

Proxy materials include the notice of annual meeting of stockholders, the proxy statement and our annual report on Form 10‑K for the fiscal year ended December 31, 2018, and a proxy card or voting instruction form.  The proxy statement describes the matters on which the Board would like you to vote, and provides information about Zyla that we must disclose under Securities and Exchange Commission (“SEC”) regulations when we solicit your proxy.

Your proxy will authorize specified persons, each of whom also is referred to as a proxy, to vote on your behalf at the Annual Meeting.  By use of a proxy, you can vote whether or not you attend the Annual Meeting in person. The written document by which you authorize a proxy to vote on your behalf is referred to as a proxy card.

We intend to mail these proxy materials on or about November 8, 2019 to all stockholders of record entitled to vote at the Annual Meeting.

How can I get electronic access to the proxy materials?

The proxy materials are available for viewing at http://www.envisionreports.com/ZCOR.  On this website, you may:

•	vote your shares; and
•	select a future delivery preference of paper or electronic copies of the proxy materials.

You may choose to receive proxy materials electronically in the future.  If you choose to do so, you will receive an email with instructions containing an electronic link to the proxy materials for next year’s annual meeting.  You also will receive an electronic link to the proxy voting site.

Rules adopted by the SEC allow companies to send stockholders a notice of Internet availability of proxy materials only, rather than mail them full sets of proxy materials. This year, we chose to mail full packages of proxy materials to stockholders. However, in the future we may take advantage of this alternative “notice only” distribution option. If in the future, we choose to send only a notice, it would contain instructions on how stockholders can access our notice of annual meeting and proxy statement via the Internet. It also would contain instructions on how stockholders could request to receive their materials electronically or in printed form on a one-time or ongoing basis.

If you hold your shares through a bank, broker or other custodian, you also may have the opportunity to receive the proxy materials electronically.  Please check the information contained in the documents provided to you by your bank, broker or other custodian.

How can I attend and participate in the virtual Annual Meeting?

The virtual Annual Meeting will be held on Tuesday, December 17, 2019 at 2:00 p.m., Eastern time. Information on how to vote at the Annual Meeting is discussed below.

•	To participate in the virtual Annual Meeting visit http://www.envisionreports.com/ZCOR; the virtual meeting will begin promptly at 2:00 PM Eastern time on December 17, 2019.
•	Enter your 15‑digit control number as indicated.
•	Stockholders may submit questions during the meeting.

Stockholders who participate in the virtual Annual Meeting by way of the link above will be considered to have attended the meeting "in person" as such term is used in this Proxy Statement, including for purposes of determining a quorum and counting votes.

How can I vote my shares in person at the virtual Annual Meeting?

If you are a stockholder of record, you may attend the Annual Meeting and vote via the virtual meeting website, http://www.envisionreports.com/ZCOR, where stockholders may vote and submit questions during the meeting. Please have your 15‑Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet are posted at http://www.envisionreports.com/ZCOR.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on October 24, 2019 will be entitled to vote at the Annual Meeting. On the record date, there were 9,360,968 shares of our common stock, par value $0.001 per share (the “Common Stock”), outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on October 24, 2019 your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If on October 24, 2019, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.  As a beneficial owner, you may view the proxy materials at www.edocumentview.com/ZCOR.

What am I voting on?

There are two matters scheduled for a vote:

Proposal 1: Election of Todd Holmes, Joseph McInnis, Matthew Pauls, Gary M. Phillips, M.D., Todd N. Smith, Andrea Heslin Smiley and Timothy P. Walbert to serve as directors until the next annual meeting.

Proposal 2: Ratification of the selection by the Audit Committee of Ernst & Young LLP as Zyla Life Sciences’ independent registered public accounting firm for the fiscal year ending December 31, 2019.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How many votes must be present to hold the virtual Annual Meeting?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 9,360,968 shares outstanding and entitled to vote. Thus, the holders of 4,680,485 shares must be present in person or represented by proxy at the meeting to achieve a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non‑votes will be counted toward the quorum requirement. If there is no quorum, the holders of a majority of votes entitled to be cast by the stockholders entitled to vote at the meeting and present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How many votes are needed to approve each proposal?  How do abstentions or broker non-votes affect the voting results?

The following table summarizes the vote threshold required for approval of each proposal and the effect on the outcome of the vote of abstentions and uninstructed shares held by brokers (referred to as broker non-votes).

Proposal Number	Item	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors	Plurality of votes cast	No effect	Not voted/No effect
2	Ratification of the appointment of independent registered public accounting firm	Majority of shares present and entitled to vote	Counted “against”	Shares may be voted by brokers in their discretion, but any non-votes have no effect

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect each of Messrs. Holmes, McInnis, Pauls,  Smith and Walbert,  Dr. Phillips and Ms. Smiley, votes “For,” “Withhold” and broker non‑votes; and, with respect to the proposal to ratify the selection of Ernst & Young LLP, votes “For” and “Against,” abstentions and, if applicable, broker non‑votes.

What are “broker non‑votes”?

Broker non‑votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non‑routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non‑routine” matters. Under the rules and interpretations of the Nasdaq Stock Market, “non‑routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, as well as the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.  Because the ratification of the selection of Ernst & Young LLP is considered a “routine” matter, brokers or nominees can vote shares for which they did not receive instructions with respect to that proposal.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you owned as of October 24, 2019.

How do I vote?

For the proposal to elect Messrs. Holmes, McInnis, Pauls,  Smith and Walbert,  Dr. Phillips and Ms. Smiley to the Board, you may either vote “For” or you may “Withhold” your vote, in each case, for any or none of the Board’s nominees. For the proposal to ratify the selection of Ernst & Young LLP, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the virtual Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote in person, even if you have already voted by proxy.

•	In Person: To vote in person, attend and vote at the virtual Annual Meeting.
•

By Mail:  To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed, completed and dated proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

By Telephone:  To vote over the telephone, dial toll‑free 1‑800‑652‑VOTE (8683) using a touch‑tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the company number and control number from the notice. Your telephone vote must be received by the time the polls close at the Annual Meeting on December 17, 2019 to be counted.

•

Via the Internet:  To vote through the internet, go to http://www.envisionreports.com/ZCOR and follow the on‑screen instructions. Your internet vote must be received by the time the polls close at the Annual Meeting on December 17, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted. To vote in person at the virtual Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by duly signing, completing and returning your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

See “What are broker non‑votes?” above.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, “For” the election of each of Messrs. Holmes, McInnis, Pauls,  Smith and Walbert,  Dr. Phillips and Ms. Smiley as directors; and “For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting.

Stockholder of Record: Shares Registered in Your Name

If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date;
•	You may grant a subsequent proxy by telephone or through the internet;
•	You may send a timely written notice that you are revoking your proxy to our Secretary at Zyla Life Sciences, 600 Lee Road, Suite 100, Wayne, PA 19087; or
•	You may attend the virtual Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares are held by your broker, bank or other agent as a nominee, you should follow the instructions provided by your broker, bank or other agent.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8‑K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8‑K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8‑K to publish the final results.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals and director nominations due for next year’s annual meeting?

Stockholder proposals intended to be presented at the 2020 Annual Meeting of Stockholders must be received by us no later than July 11, 2020 to be considered for inclusion in our annual meeting Proxy Statement next year. Upon receipt of any such proposal, we will determine whether or not to include the proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies. Stockholders who wish to submit a proposal not intended to be included in our annual meeting Proxy Statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by our bylaws to provide notice of such proposal or nomination no later than the close of business on October 17, 2020, but no earlier than the close of business on September 17, 2020, to be considered for a vote at next year’s annual meeting. Any proposal, nomination or notice must contain the information required by our bylaws and be delivered to our principal executive offices at Zyla Life Sciences, c/o Secretary, 600 Lee Road, Suite 100, Wayne, PA 19087.

Who can help answer my questions?

If you have questions about the Annual Meeting or would like additional copies of this Proxy Statement, you should contact our Secretary, at 600 Lee Road, Suite 100, Wayne, PA 19087.

Annual Report

On written request, we will provide, without charge, a copy of our Annual Report on Form 10‑K (including a list briefly describing the exhibits thereto), filed with the SEC, to any record holder or beneficial owner of our Common Stock on the record date or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of our Secretary at the address set forth above.

IMPORTANT INFORMATION IF YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING IN PERSON

  You must be able to show that you owned Zyla Common Stock on the record date, October 24, 2019, to gain admission to the virtual Annual Meeting. Any stockholder can attend the virtual Annual Meeting by visiting http://www.envisionreports.com/ZCOR, where stockholders may vote and submit questions during the meeting. Please have your 15‑Digit Control Number to join the virtual Annual Meeting. The virtual meeting will begin promptly at 2:00 p.m. Eastern time on December 17, 2019.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore are permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b‑2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) December 31, 2019; (iii) the date on which we have issued more than $1.07 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

PROPOSAL 1

ELECTION OF DIRECTORS

Each of the members of our Board is standing for re-election for a one-year term, or until their successors are duly elected and qualified or until such director’s earlier death, resignation, removal or incapacity.  Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors.

On October 30, 2018, the Company entered into a definitive asset purchase agreement (the “Purchase Agreement”) to acquire five commercial products from Iroko Pharmaceuticals, Inc. and its subsidiaries (collectively, “Iroko”). To facilitate the transactions contemplated by the Purchase Agreement (the “Iroko Products Acquisition”) and to reorganize its financial structure, the Company and its wholly-owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and a related Joint Plan of Reorganization (the “Bankruptcy Plan”) on October 30, 2018 (the “Bankruptcy”).  On January 14, 2019, the Bankruptcy Court entered the Confirmation Order confirming the Plan under Chapter 11 of the Bankruptcy Code. On January 31, 2019 (the “Effective Date”), and substantially concurrent with the consummation of the Iroko Products Acquisition, the Bankruptcy Plan became effective.  The Company entered into a Stockholders’ Agreement on the Effective Date with Iroko and certain of its affiliates (the “Stockholders Agreement”), which contains customary provisions and sets forth the initial composition of the Board after the Effective Date.

The Board presently has seven members.  Under Section 8(b)(i) of the Stockholders’ Agreement, two of our directors were initially designated for nomination by Iroko Pharmaceuticals, Inc.,  our largest debt holder and stockholder on the Effective Date.  Under section 8(b)(ii) of the Stockholders Agreement, the members of the Ad Hoc Secured Noteholder Committee (as defined in the Bankruptcy Plan), after consultation with our Chief Executive Officer, were entitled to initially designate one of our directors for nomination.  Pursuant to Section 8(b)(iii) of the Stockholders Agreement, the members of the Ad Hoc Convertible Noteholder Committee formed as part of our Bankruptcy Plan, after consultation with our Chief Executive Officer, were entitled to initially designate one of our directors for nomination.  Under Section 8(b)(iv) of the Stockholders Agreement, the members of the Ad Hoc Secured Noteholder Committee, the members of the Ad Hoc Convertible Noteholder Committee (each, as defined in our Bankruptcy Plan) and Iroko, after consultation with our Chief Executive Officer, were jointly  (by mutual agreement) entitled to designate one of our directors for nomination. Finally, our chairman and our chief executive officer were also designated as directors. Our Bylaws contain requirements relating to the succession of the designated directors.

The following table sets forth information regarding each of the Board’s nominees as of October 24, 2019.

Name	Age	Position
Timothy P.Walbert	52	Chairman of the Board of Directors
Todd N. Smith	50	Director, President and Chief Executive Officer
Todd Holmes	38	Director
Joseph McInnis	43	Director
Matthew Pauls	49	Director
Gary M. Phillips, M.D.	53	Director
Andrea Heslin Smiley	51	Director

The nominees listed below are currently directors of the Company. All of the nominees, other than Dr. Phillips and Mr. Smith, were appointed to the Board upon the Company’s emergence from Bankruptcy on January 31, 2019. Dr. Phillips was appointed to the Board on June 18, 2019 to fill a vacancy created when a previous director resigned. Dr. Phillips was designated by Iroko,  then Zyla’s largest stockholder, pursuant to the Stockholders Agreement. Mr. Smith was appointed to the Board in October 2019 to fill a vacancy created when Robert Radie, our former President and Chief Executive Officer, resigned.

If elected at the Annual Meeting, Messrs. Holmes, McInnis, Pauls,  Smith and Walbert,  Dr. Phillips and Ms. Smiley would serve until the 2020 Annual Meeting, in each case, until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal. Our directors are expected to attend our Annual Meeting, either in person or telephonically.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, each of Messrs. Holmes, McInnis, Pauls,  Smith and Walbert,  Dr. Phillips and Ms. Smiley will be elected if he or she receives a plurality of the votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees. If any of Messrs. Holmes, McInnis, Pauls,  Smith and Walbert,  Dr. Phillips or Ms. Smiley becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for him or her will instead be voted for the election of a substitute nominee proposed by our Board. With respect to each of Mr. Holmes and Dr. Phillips, each initially designated for nomination by Iroko, LSH, the successor to Iroko and currently our largest stockholder, retains the right to nominate a successor director under the Stockholders Agreement.  Messrs. Holmes, McInnis, Pauls,  Smith and Walbert,  Dr. Phillips and Ms. Smiley have each agreed to serve if elected. Our management has no reason to believe that any of the nominees will be unable to serve.

Timothy P. Walbert has been a member of our Board since March 2014 and has served as the Chairman of our Board since June 2015. Mr. Walbert has been the president and chief executive officer of Horizon Therapeutics plc, a public biopharmaceutical company (“Horizon”),  since June 2008 and has been the chairman of the Horizon board since 2010. Previously, he served as president, chief executive officer, and director of IDM Pharma, Inc., a public biopharmaceutical company (“IDM”) which was acquired by Takeda America Holdings, Inc., in June 2009. Prior to IDM, Mr. Walbert served as executive vice president, commercial operations, at NeoPharm, Inc., a public biopharmaceutical company. From 2001 to 2005, Mr. Walbert served as divisional vice president and general manager, immunology, where he led the global development and launch of the multi-indication biologic HUMIRA, which had almost $20 billion in 2018 sales and divisional vice president, global cardiovascular strategy, at a division of Abbott,  a healthcare company, now AbbVie Inc. From 1998 to 2001, Mr. Walbert served as director, CELEBREX North America, and arthritis team leader, Asia Pacific, Latin America and Canada at G.D. Searle & Company, a pharmaceuticals company (“G.D. Searle”). From 1991 to 1998, Mr. Walbert also held sales and marketing roles with increasing responsibility at G.D. Searle (now Pfizer)  Merck & Co., Inc. and Wyeth (now Pfizer). Mr. Walbert received his B.A. in business from Muhlenberg College. In addition to being a member of the Board, Mr. Walbert serves on the Exicure (Nasdaq, ECUR), Biotechnology Innovation Organization (BIO), Illinois Biotechnology Innovation Organization (iBIO), World Business Chicago and Greater Chicago Arthritis Foundation boards. He is a member of the Illinois Innovation Council, the National Organization for Rare Disorders (NORD) Advisory Board, the Board of Trustees of Muhlenberg College and is co-chairman of MATTER, a healthcare focus incubator. Mr. Walbert has prior public board experience on the boards of XOMA (Nasdaq, XOMA) from 2009 to 2017, Sucampo (Nasdaq, SCMP, acquired by Mallinckrodt) from 2016 to 2018 and Raptor (Nasdaq, RPTP, acquired by Horizon) from 2010 to 2014. The Board believes Mr. Walbert’s perspective and experience in senior management and board positions with companies in our industry, as well as his educational background, provide him with the qualifications and skills necessary to serve as a director. Mr. Walbert was nominated to become our director in accordance with Section 8(b)(v) of the Stockholders Agreement.

Todd N. Smith has been our President and Chief Executive Officer and a member of our Board of Directors since October 2019.  Before joining the Company, from 2017 through February 2019, Mr. Smith served as the Chief Executive Officer and a director of Iroko Pharmaceuticals Inc., a privately-owned pharmaceutical company.  During the period October 2014 through June 2015, Mr. Smith served as the Chief Commercial Officer of Ophthotech Corporation, a public biopharmaceutical company focused on developing novel therapeutics to treat ophthalmic diseases.  Since 2014, Mr. Smith has also held multiple senior roles at privately owned pharmaceutical and medical device companies, including as a Chief Executive Officer and a director.  Additionally, he has held a variety of senior commercial and marketing roles at organizations including Horizon Therapeutics plc, a public biopharmaceutical company focused on rare and rheumatic diseases, and Abbott Laboratories, a public healthcare products company.  The Board believes that Mr. Smith’s extensive business and management experience operating pharmaceutical companies such as the Company provide him with the skills necessary to serve as a director.

Todd Holmes has served as a member of the Board since February 2019.  He serves as a Principal at CRG, a healthcare-focused investment firm. Prior to joining CRG, Mr. Holmes was an investor and founding member of Gurnet

Point Capital, an investment firm, where he led investments and acquisitions and was actively involved on company boards.  Previously, Mr. Holmes was a member of Third Rock Ventures, a venture capital firm, where he held investment and operational roles and was part of the founding team at Ember Therapeutics Inc., a publicly traded clinical stage therapeutic company, an investor at BVF Partners, a biotechnology-focused hedge fund, and a member of the commercial lending practice at Silicon Valley Bank, a commercial bank. Mr. Holmes received a bachelor’s degree in Economics from Colgate University and an M.B.A. from the Wharton School at the University of Pennsylvania.  The Board believes that Mr. Holmes’ financial acumen and business leadership skills gained during his tenure at CRG, as well as his experience in the healthcare space, provide him with the qualifications and skills necessary to serve as a director.  Pursuant to section 8(b)(i) of the Stockholders Agreement, Mr. Holmes is one of our two directors who were initially designated for nomination by Iroko.

Joseph McInnis has served as a member of the Board since February 2019.  He is a Principal at Murrin Construction, a privately-held construction company, a position he has held since July 2015.  Prior to joining Murrin Construction, Mr. McInnis served as Managing Director and Investment Analyst at Greywolf Capital, an investment firm, from 2004 to 2015 and as an Investment Analyst in Goldman Sachs’ Special Situations Investing Group, an investment firm, from 2001 to 2004. Mr. McInnis currently serves on the boards of Aspire Oil & Gas, a privately held oil and gas exploration and production company, and the Washington Mutual, Inc. Liquidating Trust, a liquidating trust for a former bank holding company, and the owner of Washington Mutual Bank, a commercial bank, positions he has held since November 2015. Mr. McInnis previously served on the board of Lumara Healthcare, a provider of women’s specialty pharmaceuticals, from September 2013 to November 2014. Mr. McInnis earned his Bachelor of Commerce in Finance from the University of British Columbia.  The Board believes that Mr. McInnis’ financial acumen and business leadership skills, as well as his service on other boards, provide him with the qualifications and skills necessary to serve as a director.  Pursuant to section 8(b)(iii) of the Stockholders Agreement, Mr. McInnis is the independent director who was initially designated for nomination by the members of the Ad Hoc Convertible Noteholder Committee formed as part of our Bankruptcy Plan after consultation with our Chief Executive Officer.

Matthew Pauls has served as a member of the Board since February 2019.  He was the Chief Executive Officer of Strongbridge Biopharma plc, a global commercial-stage biopharmaceutical company (“Strongbridge”),  from  August 2014 to October 2019 and a member of its board of directors from September 2015 to October 2019.  Mr. Pauls has served as a member of the board of directors of Savara Inc. (formerly Mast Therapeutics, Inc.), a publicly traded biopharmaceutical company, since October 2015. Prior to joining Strongbridge,  Mr. Pauls was Chief Commercial Officer of Insmed, Inc. (“Insmed”), a publicly traded biopharmaceutical company, from April 2013 to August 2014. Prior to Insmed,  Mr. Pauls worked at Shire plc, a publicly traded specialty biopharmaceutical company, beginning in 2007 until March 2013, most recently as Senior Vice President, Head of Global Commercial Operations. Mr. Pauls also held positions at Bristol-Myers Squibb, a publicly traded pharmaceutical company, in brand management and payor marketing, and at Johnson & Johnson, a publicly traded medical devices, pharmaceutical and consumer packaged goods manufacturer, in various U.S. and global commercial roles. He is a volunteer board member of the Pennington School in Pennington, New Jersey, and the Boys & Girls Clubs of Philadelphia. Mr. Pauls holds B.S. and M.B.A. degrees from Central Michigan University and a J.D. from Michigan State University College of Law. The Board believes that Mr. Pauls’ strong business skills and experience, his extensive knowledge of financial and operational matters in the pharmaceutical industry and his service on other boards provide him with the qualifications and skills necessary to serve as a director.  Pursuant to section 8(b)(iv) of the Stockholders Agreement, Mr. Pauls is the independent director who was initially designated for nomination jointly by mutual agreement of the members of the Ad Hoc Secured Noteholder Committee, the members of the Ad Hoc Convertible Noteholder Committee (each, as defined in our Bankruptcy Plan) and Iroko, after consultation with our Chief Executive Officer.

Gary M. Phillips, M.D. has served as a member of our Board since June 2018. Dr. Phillips has served as President and Chief Executive Officer at OrphoMed, Inc. since April 2018. He served as Executive Vice President and Chief Strategy Officer at Mallinckrodt Pharmaceuticals plc from October 2013 to April 2018 and was President of Reckitt Benckiser Pharmaceuticals, Inc. from 2011 to 2012. He served as President of U.S. Surgical and Pharmaceuticals at Bausch & Lomb Incorporated from 2002 to 2008. Dr. Phillips has also held executive roles at Merck Serono SA from 2008 to 2011, Novartis Corporation from 2000 to 2002, and Wyeth Pharmaceuticals, Inc. (now Pfizer, Inc.) from 1999 to 2000. He was Head of Global Health & Healthcare Industries at the World Economic Forum in Geneva from January 2012 to September 2013. Dr. Phillips was also healthcare strategy managing consultant at Towers Perrin from

1997 to 1999, and practiced as a general medicine clinician/officer in the US Navy, from which he was honorably discharged as a lieutenant commander. Dr. Phillips was educated at the University of Pennsylvania, where he received an M.D. (Alpha Omega Alpha) from the School of Medicine in 1992, an MBA from the Wharton School in 1991, and B.A. (summa cum laude, Phi Beta Kappa) in biochemistry from the College of Arts and Sciences in 1987. He completed postgraduate medical education at Naval Medical Center San Diego and maintains an active medical license.  He has served on the Board of Directors of Aldeyra Therapeutics, Inc. (ALDX) since May 2009.  The Board believes Dr. Phillips’ perspective and experience in senior management and board positions with companies in our industry, as well as his educational background, provide him with the qualifications and skills necessary to serve as a director. Pursuant to section 8(b)(i) of the Stockholders Agreement,  Dr. Phillips was designated for nomination by his predecessor, Luke Düster.

Andrea Heslin Smiley has served as a member of the Board since April 2018. Since January 2011, she has served as President and Chief Executive Officer of VMS BioMarketing, a provider of clinical educator solutions, which she joined in 2008 as Vice President, Strategic Marketing.  Prior to joining VMS BioMarketing,  Ms. Smiley served in various positions at Eli Lilly and Company. She currently serves on the boards of several nonprofit corporations, including the Indiana Chapter of the Alzheimer’s Association. Ms. Smiley earned her B.A. in Economics from DePauw University.  The Board believes that Ms. Smiley’s perspective and experience in senior management positions with a healthcare company provide her with the qualifications and skills necessary to serve as a director.  Under section 8(b)(ii) of the Stockholders Agreement, Ms. Smiley is the independent director who was initially designated for nomination by the members of the Ad Hoc Secured Noteholder Committee (as defined in the Bankruptcy Plan) after consultation with our Chief Executive Officer.

CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board consults with our counsel to ensure that the Board’s determinations with regard to independence are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq (which the Company has chosen to use, as it is not listed on a national securities exchange), as in effect from time to time. In 2018, the Board reviewed the independence of our directors and determined that all directors except Mr. Radie were independent under the Nasdaq listing standards. The Board undertook another review of the independence of our directors in April 2019 after the reconstitution of our Board in connection with our bankruptcy and restructuring and has determined that all directors, except Mr. Holmes, are independent under the Nasdaq listing standards. Mr. Holmes is a principal at CRG,  which together with its affiliates, is a significant stockholder of the Company.  Mr. Smith is also not an independent director under these rules because he is our President and Chief Executive Officer.

Board Leadership Structure

The Board has appointed Mr. Walbert as our independent Chairman of the Board. The Chairman has the authority, among other things, to preside over Board meetings, to set meeting agendas and to perform all other duties delegated to him from time to time by the Board. We believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and the best interests of our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and Ernst & Young LLP, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for periodically reviewing our corporate governance guidelines. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk‑taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

Meetings of the Board of Directors and Attendance at the Annual Meeting

The Board met twelve times during the 2018 fiscal year. All directors, other than Mr. Roche, attended at least 75% of the aggregate number of meetings of the Board and committees on which they served that were held during 2018 or the portion thereof for which they were directors or committee members.

The Board expects directors and nominees for director to attend the Annual Meeting.  Each of our then directors, other than Mr. Weaver, attended our 2018 Annual Meeting.

Information Regarding Committees of the Board of Directors

The Board has established an Audit Committee, a Compensation Committee and a Nominating Committee. The following table provides current membership information for each of these Board committees. From time to time, our Board and committees also take action by written consent without a meeting. Each of our Board committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Name	Audit	Compensation	Nominating
Todd N. Smith
Timothy P. Walbert		X*
Todd Holmes		X
Joe McInnis	X*		X
Matthew Pauls	X	X
Gary M. Phillips, M.D.			X
Andrea Heslin Smiley	X		X*

*     Committee Chairperson

Audit Committee

Our Audit Committee currently consists of Mr. McInnis,  Mr. Pauls and Ms. Smiley, each of whom satisfies the independence requirements under the listing standards of the Nasdaq Stock Market (“Nasdaq”), OTCQX rules and SEC rules. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with Nasdaq listing standards. The chairperson of our Audit Committee is Mr. McInnis, whom our Board has determined to be an “audit committee financial expert” as defined in SEC rules. In arriving at these determinations, the Board has examined each Audit Committee member’s scope of experience and the nature of their employment. The Audit Committee held five meetings in 2018.

The primary purpose of our Audit Committee is to assist the Board in the oversight of the integrity of our accounting and financial reporting process, the audits of our consolidated financial statements, our system of internal controls, our Code of Conduct and our compliance with legal and regulatory requirements. In addition, our Audit

Committee is charged with providing an avenue of communication among our independent auditors, our management and our Board.  The functions of our Audit Committee include, among other things:

•	hiring the independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and monitoring its independence and performance;
•	reviewing and approving the planned scope of the annual audit and the results of the annual audit;
•	pre‑approving all audit services and permissible non‑audit services provided by our independent registered public accounting firm;
•	reviewing the significant accounting and reporting principles to understand their impact on our consolidated financial statements;
•	reviewing our internal financial, operating and accounting controls with management and our independent registered public accounting firm;
•

reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and our compliance with legal and regulatory requirements;

•	reviewing potential conflicts of interest under and violations of our Code of Conduct and reviewing and approving all other related‑party transactions;
•

establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	primary responsibility for overseeing our risk management function; and
•	reviewing and evaluating, at least annually, our Audit Committee’s charter.

The Board has adopted a charter for the Audit Committee that complies with Nasdaq listing standards. The charter is available on our website at www.Zyla.com.

Report of the Audit Committee of the Board of Directors

The Audit Committee assists the Board in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit Committee’s charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or the PCAOB, and to issue a report thereon.

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2018 with management and with our independent registered public accounting firm. In addition, the Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements, with Ernst & Young LLP, our independent registered public accounting firm for the year ended December 31, 2018. The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (which relates to the independent registered public accounting firm’s independence from us) and has discussed with Ernst & Young LLP its independence from us. We have also considered whether the non‑audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions referenced above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2018.

The foregoing report has been furnished by the Audit Committee.

Mr. Joseph McInnis, Chairman
Mr. Matthew Pauls
Ms. Andrea Heslin Smiley

The foregoing Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such report by reference therein.

Compensation Committee

Our Compensation Committee currently consists of Mr. Walbert,  Mr. Holmes and Mr. Pauls. Our Board has determined that each of the members of our Compensation Committee, other than Mr. Holmes, is independent under Nasdaq listing standards and that each of our Compensation Committee members is a “non‑employee director” as defined in Rule 16b‑3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code. The chairperson of our Compensation Committee is Mr. Walbert. The Compensation Committee held three meetings in 2018.

The primary purpose of our Compensation Committee is to assist the Board in exercising its responsibilities relating to compensation of our executive officers and employees and to administer our equity compensation and other benefit plans. In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer and employee compensation for consistency with its compensation philosophy, as in effect from time to time. The functions of our Compensation Committee include, among other things:

•	designing and implementing competitive compensation policies to attract and retain key personnel;
•	determining the compensation of our executive officers and, if applicable, other employees;
•	reviewing and recommending to the Board the compensation of our directors;
•	administering our equity incentive plans and granting equity awards to our employees and directors under these plans;
•

if required from time to time, reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC;

•	if required from time to time, preparing the report of the Compensation Committee to be included in our annual proxy statement;
•	engaging compensation consultants or other advisors it deems appropriate to assist with its duties; and
•	reviewing and evaluating, at least annually, our Compensation Committee’s charter.

Under the under the Amended and Restated 2019 Stock Based Incentive Compensation Plan (the “2019 Stock Plan”), the Compensation Committee has the authority to delegate some or all of its powers under the Stock Plan to any executive officer of the Company or any other person designated by the Compensation Committee.  However, the Compensation Committee may not delegate its authority to grant Awards to (i) “officers” as defined in Rule 16a‑1(f) under the Exchange Act or (ii) employees who have been delegated authority to grant awards under the 2019 Stock Plan.  The Compensation Committee delegated the authority to the Chief Executive Officer to grant equity awards under the 2019 Stock Plan to employees who do not fall into the categories listed above, subject to certain limitations and other parameters.

The Board has adopted a charter for the Compensation Committee that complies with Nasdaq listing standards. The charter is available on our website at www.Zyla.com.

Compensation Consultant’s Role in Executive Compensation

While the Compensation Committee or Board ultimately makes executive compensation decisions, the Compensation Committee engages the services of outside advisors for assistance. The Compensation Committee has engaged Compensia as its independent compensation consultant each year since 2014.

The Compensation Committee utilized Compensia throughout this period to provide independent, objective analysis, advice and information and to generally assist the Compensation Committee in the performance of its duties.  The Compensation Committee will typically request information and recommendations directly from the compensation consultant as it deems appropriate to structure and evaluate Zyla’s compensation programs, practices and plans. As part of its engagement, at the direction of the Compensation Committee, the compensation consultant will work, and exchange information, with the Chief Executive Officer in his work on the Compensation Committee’s behalf.

At the direction of the Compensation Committee, Compensia provided services to the Compensation Committee, including the following items:

•	reviewed and updated Zyla’s executive compensation peer group;
•

evaluated the effect of Zyla’s equity program on annual share use, burn rate (the number of shares awarded per year divided by the shares outstanding at the end of the year) and total dilution (the number of stock options and restricted stock outstanding, plus the number of shares available for grants under the Stock Plan, divided by the total number of shares of Common Stock outstanding); and

•	presented a comparison of competitive market data relative to the current compensation of each executive officer to assist in setting compensation targets for 2019.

Independence of the Compensation Consultant

The Compensation Committee assesses the compensation consultant’s independence each year. In assessing independence, the Compensation Committee considers:

•	the provision of other services to the Company by the consultant;
•	the amount of fees paid to the consultant by the Company as a percentage of consultant’s total revenue;
•	the policies and procedures of the consultant’s employer that are designed to prevent conflicts of interests;
•	any business or personal relationship between the consultant and a member of the Compensation Committee;
•	any Company stock owned by the consultant;

•	any business or personal relationship of the consultant and an executive officer of the Company; and
•	any other factor deemed relevant to the consultant’s independence from management.

In addition, the Compensation Committee received a letter from Compensia providing appropriate assurances and confirmation of independence.  The Compensation Committee determined that Compensia was independent under applicable Nasdaq listing standards.

The Compensation Committee annually reviews and evaluates its relationship with its compensation consultant.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of ours. None of our officers currently serves, or served during fiscal year 2018, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of the Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating Committee consists of Ms. Smiley,  Mr. McInnis and Dr. Phillips, each of whom our Board has determined to be independent under The Nasdaq listing standards. The chairperson of our Nominating Committee is Ms. Smiley. The Nominating Committee held three meetings in 2018.

The primary purpose of our Nominating Committee is to assist the Board in promoting our best interests and the best interests of our stockholders through the implementation of sound corporate governance guidelines and practices. The functions of our Nominating Committee include, among other things:

•	determining the minimum qualifications for service on our board;
•	identifying, reviewing and evaluating candidates to serve on our board, taking into account diversity, among other factors;
•	developing and recommending to our board an annual self‑evaluation process for our board and overseeing the annual self‑evaluation process;
•	developing, as appropriate, a set of corporate governance guidelines, and reviewing and recommending to our board any changes to such guidelines;
•	developing and periodically reviewing and revising, as appropriate, a management succession plan and related procedures; and
•	periodically reviewing and evaluating our Nominating Committee charter.

The Board has adopted a charter for the Nominating Committee that complies with Nasdaq listing standards. The charter is available on our website at www.Zyla.com.

Process for Selecting and Nominating Directors

The Nominating Committee identifies candidates through a variety of means, including recommendations from members of the Board, suggestions from our management, including our executive officers, and candidates identified through a retained third-party search firm.

Under special provisions of our Bylaws, at the 2020 Annual Meeting, the directors other than the Chairman of the Board, the Chief Executive Officer and the Iroko-designated directors can nominate their successors or can choose to be nominated for an additional term and the Board must take all necessary action (subject to applicable law) to nominate such successor director for election to the Board in accordance with our Certificate of Incorporation (“Charter”) and Bylaws and fully support the election of such nominees by our stockholders.  If there is a vacancy prior to the 2020 Annual Meeting, the vacancy may be filled by a majority of the directors then in office, with the director being replaced, the Iroko-designated directors and, in some cases, the jointly appointed director, abstaining.  After the 2020 Annual Meeting, the directors will be nominated pursuant to the routine provisions of our Charter and Bylaws.

In the ordinary course, once a potential candidate has been identified, the Nominating Committee reviews the background of new director candidates and presents them to the Board for consideration before selection. Director nominees should have a reputation for integrity, honesty and adherence to high ethical standards, should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long‑term objectives, should be willing and able to contribute positively to our decision‑making process, should have a commitment to understand our Company and our industry and to regularly attend and participate in meetings of the Board and its committees, should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of our Company, which include stockholders, employees, customers, creditors and the general public, and to act in the interests of all stockholders. Director nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director. Nominees will not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. While the Board does not have a formal diversity “policy”, it values diversity in the membership of the Board and seeks Board candidates that represent diversity in all aspects, including diversity of background and array of talents and perspectives. We believe that the Nominating Committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s gender, racial background, religion, or ethnicity.

The Nominating Committee also considers director candidates recommended by our stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether or not the candidate was recommended by a stockholder. In fact, the Nominating Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: 600 Lee Road, Suite 100, Wayne, PA 19087 no earlier than the close of business on September 17, 2020, and no later than the close of business on October 17, 2020. Submissions must be made in accordance with our bylaws and must include the full name and business address of the proposed nominee, a description of the proposed nominee’s principal occupation or employment, the class and series and number of shares of our stock owned by such stockholder, and a description of all arrangements or understandings between the stockholder and each nominee. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Please refer to Article II of our Amended and Restated Bylaws for a description of the formal process to recommend director candidates to the Nominating Committee.

Stockholder Communications with the Board of Directors

We strive to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. If you wish to send a communication to the Board, its Chairman or the Chairperson of any committee, please send your communication to our Secretary at Zyla Life Sciences, 600 Lee Road, Suite 100, Wayne, PA 19087, who will forward all appropriate communications as requested.

Code of Ethics

We have adopted a code of business conduct and ethics, or our Code of Conduct, applicable to our employees, executive officers and directors. Our Code of Conduct is available on our website at www.Zyla.com. The Audit Committee is responsible for overseeing our Code of Conduct.  Only the Board may grant a waiver for a director, executive officer, or an officer covered under the additional code of ethics provisions for chief executive officer and senior financial officers (“Code of Ethics Officer”). The Audit Committee or the Board may grant a waiver of any provision of our Code of Conduct for any member of our leadership team who is not an executive officer or a Code of Ethics Officer. Our chief compliance officer may grant a waiver of any provision of our Code of Conduct for other employees. We expect that any amendments to our Code of Conduct, or any waivers of its requirements with regard to directors, executive officers or Code of Ethics Officers, will be disclosed on our website.

Director Compensation

Our independent directors receive a combination of cash and equity compensation for their service on the Board and Board committees in accordance with our independent director compensation program. No such director’s aggregate cash and equity compensation may exceed $300,000 annually.

Annual Cash Compensation

The following chart summarizes the retainer compensation provided to non-employee directors for their ongoing service on the Board during 2018. Cash payments are made in equal, quarterly installments in arrears on the last day of the fiscal quarter in which such service occurred.

Retainer Type	Annual Amount
Board member	$40,000
Committee member
• Audit	$10,000
• Compensation	$5,000
• Nominating	$4,000
Committee chair (in lieu of Committee Member fee)
• Audit	$20,000
• Compensation	$15,000
• Nominating	$7,500

In addition to the annual Board retainer, the Chairman of the Board receives a $40,000 cash retainer annually for his service as Chairman.

No such director may receive more than an aggregate of $120,000 annually in cash compensation for service on the Board and Board committees.

Equity Compensation

For 2018, non-employee directors received grants of options to purchase shares of our Common Stock pursuant to the terms and conditions of the Stock Plan.

•

Initial Grant:  Each non‑employee director was granted an option to purchase $133,000 worth of shares of our Common Stock (based on the Black-Scholes value of our Common Stock) on his or her initial election to the Board, which option had an exercise price per share equal to the fair market value of one share of our Common Stock (as determined under the Stock Plan) on the grant date and the underlying shares of which vested in 25% increments on each of the first four anniversaries of the grant date (which is the first trading day of the month following commencement of service), subject to the non-employee director’s continuous service through each such vesting date.

•

Annual Grant:  Each non‑employee director was granted an option covering $93,000 worth of shares of our Common Stock (based on the Black-Scholes value of our Common Stock) at each annual meeting, which option had an exercise price per share equal to the fair market value of one share of our Common Stock (as determined under the Stock Plan) on the grant date and which vested in full on the on the day immediately prior to the next annual stockholders’ meeting held after the date of grant, subject to the non-

employee director’s continuous service through such vesting date. The annual option grant for non-employee directors could not exceed 75,000 shares.

After our emergence from bankruptcy and the reconstitution of our Board, non-employee directors other than Mr. Holmes each received an initial grant of 20,000 Restricted Stock Units that vest ratably over three years.

Director Compensation Table for 2018

The table below summarizes the compensation paid by the Company to each non-employee director for the year ended December 31, 2018. Mr. Varian joined the Board in June 2018 and therefore received pro-rated fees for his service during the year. Mr. Radie  did not receive any additional compensation for his service on the Board.  In connection with our emergence from bankruptcy, pursuant to the Stockholders’ Agreement, our Board was replaced by the Board as set forth above.

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name	($)	($)(1)	($)
Timothy P. Walbert	87,083	30,926	118,009
Elaine Hochberg	41,250	30,926	72,176
Nicholas C. Nicolaides, Ph.D.	40,333	30,926	71,259
John E. Osborn	52,708	30,926	83,634
Robert P. Roche, Jr.	40,333	30,926	71,259
Andrea Heslin Smiley	45,833	30,926	76,759
John Varian (2)	24,167	31,089	55,256
Gregory Weaver	55,000	30,926	85,926

(1)

The amounts shown in this column do not reflect actual compensation received by our non-employee directors.  The amounts reflect the grant date fair value of stock option awards and are calculated in accordance with the provisions of ASC Topic 718, and assume no forfeiture rate derived in the calculation of the grant date fair value.  Assumptions used in the calculation of these awards are included in Note 10 “Stock Based Compensation” in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.  The directors will only realize compensation to the extent that the stock options are exercised at a time when the value of our Common Stock is greater than the exercise price of such stock options.  At December 31, 2018, the aggregate number of stock options outstanding for each non-employee director was as follows: Mr. Walbert, 194,794; Ms. Hochberg, 126,817; Dr. Nicolaides, 192,799; Mr. Osborn, 192,799; Mr. Roche, 159,415;  Ms. Smiley, 126,817; Mr. Varian, 110,000; and Mr. Weaver, 195,549.  All outstanding equity compensation awards were cancelled upon our emergence from bankruptcy on January 31, 2019.

(2)	Mr. Varian joined the Board in June 2018.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of October 24, 2019. Biographical information for Mr. Smith, our President, Chief Executive Officer and Director, is included above with the director biographies under the caption, “Election of Directors.”

Name	Age	Position
Todd N. Smith	50	Director, President and Chief Executive Officer
Mark Strobeck, Ph.D.	48	Executive Vice President and Chief Operating Officer
Megan Timmins	47	Senior Vice President, General Counsel and Secretary
H. Jeffrey Wilkins, M.D.	57	Senior Vice President and Chief Medical Officer

Mark Strobeck, Ph.D. is our Executive Vice President and Chief Operating Officer, a position he has held since September 2015, and previously served as our Chief Business Officer from January 2014 to September 2015. Prior to his employment at Zyla, he served as our advisor from June 2012 to December 2013.  From January 2012 to December 2013, Dr. Strobeck served as President and Chief Executive Officer and a director of Corridor Pharmaceuticals, Inc., which was acquired by AstraZeneca in 2014. From December 2010 to October 2011, Dr. Strobeck served as Chief Business Officer of Topaz Pharmaceuticals Inc., a specialty pharmaceutical company acquired by Sanofi Pasteur in the fourth quarter of 2011. From June 2010 to November 2010 and October 2011 to January 2012, Dr. Strobeck worked as a consultant. From January 2008 to May 2010, Dr. Strobeck served as Chief Business Officer of Trevena, Inc., a pharmaceutical company. Prior to joining Trevena, Dr. Strobeck held management roles at GlaxoSmithKline, SR One Limited and EuclidSR Partners, L.P. Dr. Strobeck currently serves on the Board of Directors of Horse Power For Life, a non‑profit organization dedicated to improving the quality of life for individuals diagnosed with cancer, a position he has held since 2012. Dr. Strobeck received his B.S. in Biology from St. Lawrence University and his Ph.D. in Pharmacology from the University of Cincinnati, and completed his post‑doctoral fellowship at the University of Pennsylvania.

Megan Timmins has been our Senior Vice President and General Counsel since March 2018 and our Secretary since June 2018.  From September 2017 until March 2018, she served as our Vice President and Acting General Counsel.  From October 2016 to August 2017, Ms. Timmins served as our Deputy General Counsel and from April 2016 to October 2016, she served as our consultant.  Prior to joining us, Ms. Timmins was an independent consultant from April 2015 to March 2016.  Prior to that, she served in positions of increasing responsibility at Aramark, most recently as Vice President, Associate General Counsel and Assistant Secretary from January 2011 until March 2015. Ms. Timmins received her B.A. in Government and Economics from the University of Notre Dame and her J.D. from the William and Mary School of Law.

H. Jeffrey Wilkins, M.D., has been our Senior Vice President and Chief Medical Officer since June 2019.  Prior to joining Zyla, he served as Chief Clinical Advisor and Chief Medical Officer at Onspira Therapeutics, Inc. form December 2018 to June 2019.  Prior to that, Dr. Wilkins served as Chief Medical Officer at Lycera, a biopharmaceutical company developing treatments for autoimmune diseases and cancers, from March 2015 to December 2018. From January 2014 to  February 2015, he was a clinical advisor and partner at Nexeption Therapeutics, which works to bring together product opportunities, management teams and funding. Before his time at Nexeption,  Dr. Wilkins served as Chief Medical Officer and head of medical affairs at Ceptaris Therapeutics, which was purchased by Actelion. Prior to those positions, Dr. Wilkins held senior level positions at Cephalon and GlaxoSmithKline. Dr. Wilkins was in clinical practice for approximately ten years. He received his bachelor’s degree from Bucknell University and his medical degree from Temple University, where he also did his internship and residency.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2018 and 2017 concerning compensation of our principal executive officer and our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers as of December 31, 2018. Also included in the table is our former Chief Financial Officer, who resigned prior to the end of our fiscal year 2018. We refer to these individuals as our named executive officers.

						Non-equity
				Stock	Option	Incentive Plan	All Other
		Salary		Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)		($)(1)	($)(2)	($)	($)(3)	($)
Robert Radie(4)	2018	563,500		310,900	—	277,200	15,294	1,166,894
Former President and Chief	2017	547,000		—	251,430	280,700	13,962	1,093,092
Executive Officer
Mark Strobeck, Ph.D.	2018	410,000		166,435	—	150,200	14,125	740,760
Executive Vice President and	2017	398,000		—	167,620	140,800	13,440	719,860
Chief Operating Officer
Patrick Shea (5)	2018	370,800		131,170	—	105,900	14,125	621,995
Former Senior Vice President and Chief Commercial Officer

Stan Musial (6)	2018	458,800	(7)	166,435	—	—	15,220	640,455
Former Executive Vice	2017	371,000		—	167,620	131,200	14,953	684,773
President and Chief
Financial Officer

(1)

Amounts shown in this column do not reflect actual compensation received by the named executive officers. The amounts include the aggregate grant date fair value of restricted stock and restricted stock units granted in the respective fiscal year computed in accordance with FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”), and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Assumptions used in the calculation of these amounts are included in Note 10, “Stock‑based Compensation” in the notes to our consolidated financial statements included in our Annual Report on Form 10‑K for the year ending December 31, 2018. The executives will only realize compensation to the extent that the restricted stock and restricted stock units vest and our Common Stock has a value. All outstanding equity compensation awards were cancelled upon our emergence from bankruptcy on January 31, 2019.

(2)

Amounts shown in this column do not reflect actual compensation received by the named executive officers. The amounts reflect the grant date fair value of stock options as calculated in accordance with the provisions of FASB ASC Topic 718, and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Assumptions used in the calculation of these amounts are included in Note 10, “Stock‑based Compensation” in the notes to our consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2018. The executives will only realize compensation to the extent that the stock options are exercised at a time when the value of our Common Stock is greater than the exercise price of such stock options. All outstanding equity compensation awards were cancelled upon our emergence from bankruptcy on January 31, 2019.

(3)

This column includes our matching contributions to the named executive officers’ accounts under our 401(k) plan and premiums we paid with respect to life insurance for the benefit of the named executive officers. The amounts of matching contributions were $11,000 for each of Messrs. Radie, Shea and Musial and Dr. Strobeck. The amounts we paid for life insurance were $1,972, $1,882, $1,705 and $1,882, respectively, for Messrs. Radie, Shea and Musial and Dr. Strobeck.

(4)	Mr. Radie resigned his position in October 2019.

(5)	Mr. Shea was not a named executive officer in fiscal 2017. Mr. Shea left the Company effective June 8, 2019.
(6)	Mr. Musial resigned effective November 8, 2018.
(7)	Amount includes an aggregate amount of $130,000 for consulting services that Mr. Musial performed from November 9, 2018 until December 31, 2018.

Narrative to Summary Compensation Table

We entered into employment agreements with Mr. Radie, our former President and Chief Executive Officer who resigned his position in October 2019,  Dr. Strobeck, our Executive Vice President and Chief Operating Officer, and Mr. Shea, our former Senior Vice President and Chief Commercial Officer who left the Company in June 2019, as described in more detail below. Mr. Musial, our former Executive Vice President and Chief Financial Officer, resigned his employment with us effective November 9, 2018. During the 2017 and 2018 fiscal years, our named executive officers were also eligible to participate in the Egalet Corporation 2013 Stock-Based Incentive Compensation Plan (the “2013 Stock Plan”), pursuant to which we granted restricted stock and restricted stock units (“RSUs”) as part of fiscal year 2018 compensation, as described below. See the description below for additional information regarding these awards. The 2013 Stock Plan was cancelled upon our emergence from bankruptcy on January 31, 2019, and the Board adopted the 2019 Stock Plan.

Employment Agreements

Employment Agreements with Mr. Radie,  Dr. Strobeck and Mr. Shea

Mr. Radie,  Dr. Strobeck and Mr. Shea are/were employed by us under the terms of individual employment agreements. In each case, the term of employment under the agreement continues on an at-will basis until the executive’s employment with us terminates for any reason. Each employment agreement sets forth the executive’s initial annual base salary and target bonus opportunity expressed as a percentage of base salary, as well as the executive’s right to participate in our employee benefit plans on the same terms and conditions as may be applicable to our other executive officers. Mr. Radie’s 2019 annual base salary was $580,000, Dr. Strobeck’s current annual base salary is $423,000, and Mr. Shea’s  2019 base salary was $382,000, in each case subject to annual review and increase at the discretion of the Board. Mr. Radie had an annual target bonus opportunity equal to 60% of his annual base salary, Dr. Strobeck has an annual target bonus opportunity equal to 40% of his annual base salary and Mr. Shea had an annual target bonus opportunity equal to 35% of his annual base salary. The executives’ annual bonus opportunities are subject to the terms and conditions of our Annual Incentive Bonus Plan, and the determination of these amounts are discussed in greater detail below. The executives must be employed by us on the payment date to be paid any such bonus except as otherwise described below in the section entitled “Potential Payments Upon a Termination or Change in Control.”

Each employment agreement also provides for certain severance payments and benefits to be provided in connection with the executive’s termination of employment, as described below in the section entitled “Potential Payments upon a Termination or Change in Control.” Each employment agreement provides that, during the term of employment and for a period of 12 months thereafter (or 24 months if we terminate the executive’s employment without cause or the executive terminates his employment for good reason, in either case, within 24 months following a change in control), the executive will not compete with us or solicit our customers or employees. Each employment agreement also contains provisions requiring the executive to safeguard our confidential information and to assign to us any intellectual property developed by the executive during his employment by us. In connection with our Bankruptcy and acquisition of five marketed products from Iroko, each of our named executive officers entered into an amendment to his employment agreement providing that neither the Iroko Products Acquisition, nor our Bankruptcy, constituted a change of control under the applicable employment agreement. Other than this amendment, the employment agreements for our named executive officers remain in effect in accordance with their terms.

At the time of his resignation from employment, Mr. Musial was party to an employment agreement with us that was substantially similar in general terms to the employment agreements of our other named executive officers (other than the amendment), as described above.

2018 Cash Incentive Compensation

Annual bonuses paid to our named executive officers are provided pursuant to our Annual Incentive Bonus Plan. In 2018, Mr. Radie’s bonus was based 100% on the achievement of our 2018 corporate goals. Dr. Strobeck’s and Mr. Shea’s bonuses were based 80% on the achievement of our 2018 corporate goals and 20% on the achievement of individual objectives. Prior to his resignation, Mr. Musial’s 2018 bonus opportunity was also based 80% on the achievement of our 2018 corporate goals and 20% on the achievement of individual objectives.

Our 2018 Corporate Goals contained objectives in the following areas: commercial/financial, business development, and operational. Specifically, our 2018 Corporate Goals related to: achievement of certain net sales and earnings targets, acquisition and out-license or copromotional activities, clinical development activities, certain manufacturing actions, government affairs endeavors and quality and compliance targets.

The bonuses paid to our named executive officers for the 2018 fiscal year are reflected in the “Non-Equity Incentive Plan Compensation” column in the summary compensation table above.

Stock Awards

In 2018, we made grants of RSUs and restricted stock to each of our named executive officers. On March 6, 2018, we made a grant of 500,000 RSUs to Mr. Radie, we made grants of 225,000 RSUs to each of Dr. Strobeck and Mr. Musial and we made a grant of 150,000 RSUs to Mr. Shea. Each RSU represents the right to receive one share of our Common Stock upon settlement. The RSUs granted to our named executive officers were subject to vesting in four equal installments on each of the first four anniversaries of the grant date, provided that, if 75% or greater of the 2018 corporate goals approved by the Board were attained on or prior to the first anniversary of the grant date, as determined by the Board in its sole discretion, then 100% of the RSUs would vest, and the restrictions applicable thereto lapse, on the first anniversary of the grant date. On June 13, 2018, we made a grant of 100,000 shares of restricted stock to Mr. Radie and we made grants of 80,000 shares of restricted stock to each of Dr. Strobeck and Messrs. Shea and Musial. These grants of restricted stock were scheduled to vest on the first anniversary of the grant date.

All of the restricted stock and RSUs held by Mr. Musial were forfeited and cancelled upon his resignation from employment on November 9, 2018. All outstanding equity compensation awards, including awards granted in 2018, were cancelled upon our emergence from Bankruptcy on January 31, 2019.

Outstanding Equity Awards at Fiscal Year‑End

The table below sets forth the number of securities underlying outstanding equity awards for each named executive officer as of December 31, 2018.

			Option Awards				Stock Awards
				Equity
				Incentive
				Plan Awards:					Market
			Number of	Number of					value of
		Number of	Securities	Securities			Number of		shares or
		Securities	Underlying	Underlying			shares or		units of
		Underlying	Unexercised	Unexercised			Units of		stock that
	Award	Unexercised	Options (#)	Unearned	Option	Option	Stock that		have not
	Grant	Options (#)	Unexercisable	Options	Exercise	Expiration	have not		vested ($)
Name	Date	Exercisable	(1)	(#)(2)	Price ($)	Date	Vested (#)		(5)
Robert Radie	12/4/14	100,000	—		$5.25	12/4/2024
	6/15/16	204,271	60,729		$8.59	11/20/2025
	12/6/16	75,000	75,000		$8.11	12/6/2026
	12/12/16	25,000	25,000		$8.13	12/12/2026
	6/8/17	56,250	—	93,750	$2.38	6/8/2027
	3/6/18						100,000	(3)	250
	6/13/18						500,000	(4)	1,250
Mark Strobeck	12/4/14	40,000	—		$5.25	12/4/2024
	11/20/15	88,646	26,354		$8.59	11/20/2025
	12/6/16	50,000	50,000		$8.11	12/6/2026
	6/8/17	37,500	—	62,500	$2.38	6/8/2027
	3/6/18						80,000	(3)	200
	6/13/18						225,000	(4)	625
Patrick Shea	10/3/16	69,063	58,437		$7.55	10/3/2026
	12/6/16	40,000	40,000		$8.11	12/6/2026
	6/8/17	30,000		50,000	$2.38	6/8/2027
	9/19/16						15,943	(6)	40
	3/6/18						80,000	(3)	200
	6/13/18						150,000	(4)	375
Stan Musial		—	—		—	—			—

(1)

Options granted prior to September 30, 2015 vest with respect to one‑fourth of the underlying shares on each of the first four anniversaries of the grant date. Options granted subsequent to September 30, 2015, but prior to June 2018, vest with respect to one-fourth of the underlying shares on the first anniversary of the grant date and with respect to 1/48 of the underlying shares each month thereafter until fully vested. Vesting on any date was generally subject to the executive’s employment with us from the grant date of the award through the applicable vesting date. All outstanding equity compensation awards were cancelled upon our emergence from bankruptcy on January 31, 2019.

(2)

25% of the options will vest on the later of (i) the 6‑month anniversary of the grant date and (ii) the date on which the average closing price of our Common Stock on Nasdaq is at least $3.33 for 30 consecutive trading days. 25% of the options will vest on the later of (i) the 12‑month anniversary of the grant date and (ii) the date on which the average closing price of our Common Stock on Nasdaq is at least $4.05 for 30 consecutive trading days. The remaining 50% of the options will vest on the later of (i) the 24‑month anniversary of the grant date and (ii) the date on which the average closing price of our Common Stock on Nasdaq is at least $4.76 for 30 consecutive trading days. Vesting on any date was generally subject to the executive’s employment with us from the grant date of the award through the applicable vesting date. All outstanding equity compensation awards were cancelled upon our emergence from bankruptcy on January 31, 2019.

(3)

Consists of grants of RSUs, 25% of which were scheduled to vest, and the restrictions applicable thereto to lapse, on each of the first four anniversaries of the grant date; provided that, if 75% or greater of the 2018 corporate goals previously approved by the Board were attained on or prior to the first anniversary of the grant date, as determined by the Board in its sole discretion, then 100% of the RSUs would vest, and the restrictions applicable thereto lapse, on the first anniversary of the grant date. Vesting on any date was generally subject to the executive’s employment with us from the grant date of the award through the applicable vesting date. All outstanding equity compensation awards were cancelled upon our emergence from bankruptcy on January 31, 2019.

(4)

Consists of shares of restricted stock which were scheduled to vest on the first anniversary of the grant date. Vesting was generally subject to the executive’s employment with us from the grant date of the award through the vesting date. All outstanding equity compensation awards were cancelled upon our emergence from bankruptcy on January 31, 2019.

(5)	Amounts in this column are based on the market value of a share of our Common Stock ($0.0025) on December 31, 2018, the last day of the Company’s fiscal year.
(6)

Consists of shares from an initial grant of 42,500 shares of restricted stock, 10,625 shares of which vested on the 181st day following the Date of Grant and 2,276 shares were scheduled to vest on the last day of each calendar quarter beginning the quarter thereafter, provided that 2,287 shares were scheduled to vest on the last quarterly installment date.

Potential Payments Upon a Termination or Change in Control

Under the terms of their respective employment agreements, Dr. Strobeck, prior to his resignation, Mr. Radie, and, prior to his termination, Mr. Shea, are/were entitled to payments and benefits in connection with the termination of their employment with us under specified circumstances. Upon the termination of the executive’s employment for any reason, we will pay the executive or the executive’s estate, as applicable, the executive’s accrued but unpaid base salary and accrued but unused vacation time. If the executive’s employment were terminated due to death or disability, we will also pay the executive (or the executive’s estate, as applicable) any bonus earned but not paid under the Annual Incentive Bonus Plan for the preceding fiscal year. In addition, under the employment agreements with Mr. Radie,  Dr. Strobeck and Mr. Shea, if the executive’s employment is terminated by us without cause, but not due to the executive’s death or disability, or by the executive for good reason: (i) we agreed to pay the executive any bonus earned but not paid under the Annual Incentive Bonus Plan for the preceding fiscal year;  (ii) the executive will be entitled to accelerated vesting of outstanding equity awards under certain circumstances pursuant to any written agreement with us, on the terms and conditions set forth therein (there are no such agreements currently in effect); (iii) subject to the executive’s execution of a general release of claims and his continued compliance with the restrictive covenants described above, we will continue to pay the executive his annual base salary for a period of 12 months (or 24 months if such termination occurs within 24 months following a change in control); and (iv) we will reimburse the executive for the costs of continued health coverage for himself and his eligible dependents under COBRA or a private health insurance policy, less the amount that, absent such termination, the executive would have been required to pay for such coverage under our health plan. Such payments with regard to health insurance would continue for 12 months (or 24 months if such termination occurs within 24 months following a change in control) or, if earlier, until the executive becomes eligible for coverage under another medical plan. In connection with our Bankruptcy and the Iroko Products Acquisition, each of our named executive officers entered into an amendment to his employment agreement providing that neither the Iroko Products Acquisition, nor our Bankruptcy, constituted a change of control under the applicable employment agreement. Mr. Shea entered into a Separation Agreement and General Release with the Company upon his termination of employment and received the benefits described above related to a termination without cause.  Mr. Radie entered into a Separation Agreement and General Release with the Company in October 2019 pursuant to which he is entitled to receive the benefits described above related to a termination without cause not in connection with a change in control.

The following table sets forth potential amounts payable to our named executive officers upon a termination of employment without cause or resignation for good reason or termination of employment without cause or resignation for good reason, in each case, within 24 months following a change in control. The table below reflects amounts payable to our named executive officers assuming their employment was terminated on December 31, 2018 (the last business day of fiscal 2018) and, if applicable, a change in control also occurred on such date. Mr. Musial is not included in the tables below because he resigned on November 9, 2018. As a result of his resignation, he was not eligible to receive any severance benefits from us, whether under his employment agreement or otherwise.

	Upon Termination Without Cause or Resignation for
	Good Reason—No Change in Control
			Accelerated
			Restricted
		Accelerated	Stock
	Cash	Options	and RSU
Name	Payment(1)	Vesting (2)	Vesting(3)	Other(4)	Total
Robert Radie	$563,500	—	—	$27,800	$591,300
Mark Strobeck	410,000	—	—	21,464	431,464
Patrick Shea	370,800	—	—	27,800	398,600

	Upon Termination Without Cause or Resignation for
	Good Reason—Within 24 Months Following a Change in Control
			Accelerated
			Restricted
		Accelerated	Stock
	Cash	Options	and RSU
Name	Payment(5)	Vesting (2)(6)	Vesting(7)	Other(4)	Total
Robert Radie	$1,127,000	—	$1,500	$55,600	$1,184,100
Mark Strobeck	820,000	—	$825	42,928	863,753
Patrick Shea	741,600	—	$575	55,600	797,775

(1)	Consists of salary continuation for 12 months following a termination of employment without cause or for good reason.
(2)	None of the named executive officers’ stock options had value at fiscal year-end, as the exercise price was greater than the market price of our Common Stock on that date.
(3)	Represents the value of the accelerated vesting of all of the executive’s RSUs and shares of restricted stock based on the market value of a share of our Common Stock ($0.0025) on December 31, 2018.
(4)	Consists of health insurance premiums for the executive and his family payable during the severance period.
(5)	Consists of salary continuation for 24 months following a termination of employment without cause or for good reason, in either case, within 24 months following a change in control.
(6)	Pursuant to the 2013 Stock Plan and the applicable award agreements, stock options do not vest automatically upon a change in control.
(7)	Pursuant to the 2013 Stock Plan and the applicable award agreements, RSUs and shares of restricted stock vest automatically upon a change in control.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding our equity compensation plans as of December 31, 2018.

Number of securities
	Number of		remaining available for
	securities to be	Weighted-average	future issuance under
	issued upon exercise	exercise price of	equity compensation
	of outstanding	outstanding options,	plans (excluding
	options, warrants	warrants and	securities reflected in
	and rights	rights	column (a))
Plan category	(a)(3)	(b)	(c)
Equity compensation plans approved by security holders(1)	4,328,638	$5.08	4,645,824
Equity compensation plans not approved by security holders(2)	93,908	$4.90	206,092
Total	4,422,546	$5.08	4,851,916

(1)

These securities consist of options and restricted stock issued under the 2013 Stock Plan to employees, directors and consultants of the Company. Under the 2013 Stock Plan, options, stock appreciation rights, restricted stock, RSUs, common stock and deferred stock may be granted, but the 2013 Stock Plan does not separately segregate the shares used for each type of award.

(2)	These securities consist of options issued under the 2018 Inducement Plan to newly-hired employees of the Company.
(3)	All outstanding equity compensation awards were cancelled upon our emergence from Bankruptcy on January 31, 2019.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of October 24, 2019 by: (i) each director and nominee for director; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all stockholders known us to be beneficial owners of more than five percent of our Common Stock.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. This information does not necessarily indicate beneficial ownership for any other purpose.  Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5%+ Beneficial Owners
CR Group L.P. (2)	7,023,333	59.5%
Highbridge Capital Management, LLC(3)	6,225,000	9.9%
Broadfin Capital, LLC(4)	696,657	7.4%
Riva Ridge Master Fund, Ltd.(5)	1,238,661	13.2%
Non-Employee Directors
Todd Holmes	—	*
Joseph McInnis	—	*
Matthew Pauls	—	*
Gary M. Phillips, M.D.	—	*
Andrea Heslin Smiley	—	*
Todd N. Smith	—	*
Timothy P. Walbert	—	*
Named Executive Officers
Robert Radie(6)	—	*
Mark Strobeck, Ph.D.	—	*
Patrick Shea(7)	—	*
Stan Musial(8)	—	*
All executive officers and directors as a group (13 persons)	—	*

*     Less than one percent.

(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC, which information may not be accurate as of October 24, 2019. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Zyla Life Sciences, 600 Lee Road, Suite 100, Wayne, PA 19087. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table above have sole voting and investment power with respect to all shares of Common Stock that they beneficially own. Applicable percentages are based on 9,360,968 shares outstanding on October 24, 2019, adjusted as required by rules promulgated by the SEC.

(2)

Based solely on the Schedule 13D/A filed with the SEC on July 3, 2019 that was filed pursuant to a joint filing agreement. The percentage beneficial ownership shown in the table above reflects the percentage beneficial ownership reported on that schedule and includes 2,436,459 shares of Common Stock issuable upon the exercise of a warrant to purchase the Common Stock.  However, under the Stockholders Agreement, for a period of 18 months after the closing date of the Iroko Products Acquisition, Iroko is not permitted to exercise the warrant to the extent that, after giving effect to the exercise, Iroko and its affiliates would own in excess of 49% of the Common Stock on a fully diluted basis (as defined in the Stockholders Agreement).  Nathan D. Hukill, CR Group L.P., a Delaware limited partnership (“CR Group”), CRG Partners III L.P., a Delaware limited partnership (“CRG Partners III”), CRG Partners III – Parallel Fund “A” L.P., a Delaware limited partnership (“CRG Parallel Fund A”), CRG Partners III – Parallel Fund “B” (Cayman) L.P., a limited partnership organized under the laws of the Cayman Islands (“CRG Parallel Fund B”), CRG Partners III (Cayman) Lev AIV I L.P., a limited partnership organized under the laws of the Cayman Islands (“CRG Lev AIV”), CRG Partners III (Cayman) Unlev AIV I L.P., a limited partnership organized under the laws of the Cayman Islands (“CRG Unlev AIV”),  and Loan Security Holdings I LLC (“LSH”), a Delaware limited liability company, share voting and dispositive power with respect to such shares. CRG Parallel Fund A, CRG Parallel Fund B, CRG Lev AIV, CRG Unlev AIV and CRG Partners III are collectively referred to as the “CRG Entities.” Iroko Properties Inc., a company incorporated under the laws of the British Virgin Islands (“Iroko Properties”), acquired the shares and the warrant on January 31, 2019 in connection with the Purchase Agreement. Iroko is the sole shareholder of Iroko Properties. LSH is wholly owned by the CRG Entities and acquired such shares and the warrant in connection with a credit bid by the CRG Entities, as secured lenders to Iroko Pharmaceuticals LLC, a wholly owned subsidiary of Iroko, and certain of its subsidiaries and affiliates pursuant to a foreclosure proceeding on June 28, 2019 to enforce the rights and remedies of the CRG Entities under a term loan agreement. CR Group serves as the investment manager for the CRG Entities. CR Group is indirectly controlled by Mr. Hukill. The address of CR Group, the CRG Entities and Mr. Hukill is 1000 Main St., Suite 2500, Houston, TX 77002.

(3)

Based solely on the Schedule 13G filed with the SEC on February 14, 2019 by Highbridge Capital Management, LLC ("Highbridge") and 1992 MSF International Ltd (“MSF”). MSF may be deemed to beneficially own 5,508,000 shares of Common Stock (including 3,533,000 shares of Common Stock issuable upon exercise of warrants), as its trading manager and trading manager of 1992 Tactical Credit Master Fund, L.P. (“Tactical”), may be deemed to be the beneficial owner of 6,225,000 shares of Common Stock (including 4,250,000 shares of Common Stock issuable upon exercise of warrants) held by MSF and Tactical. Highbridge and MSF have shared voting and dispositive power with respect to all such shares. The address of Highbridge is 40 West 57th Street, 32nd Floor, New York, New York 10019. The exercise of these warrants are each subject to a 9.99% ownership blocker.

(4)

Based solely on the Schedule 13G filed with the SEC on February 11, 2019 by Broadfin Capital, LLC ("Broadfin LLC"). Broadfin LLC, Broadfin Healthcare Master Fund, Ltd. ("Broadfin Healthcare") and Kevin Kotler, the managing member of Broadfin LLC and director of Broadfin Healthcare, each share voting and dispositive power with respect to all such shares and may be deemed to be beneficial owners thereof. The address of Broadfin LLC is 300 Park Avenue, 25th Floor, New York, New York 10022.

(5)

Based solely on the Schedule 13G jointly filed with the SEC on June 7, 2019 by and on behalf of each of Riva Ridge Master Fund, Ltd. (the “Master Fund”), Stephen Golden (“Golden”), James Shim (“Shim”), Riva Ridge Capital Management LP (“RRCM”), and Riva Ridge GP LLC (“RRGP” and, together with the Master Fund, Golden, Shim and RRCM, “Riva”).  The percentage beneficial ownership shown in the table above reflects the percentage beneficial ownership as reported on that schedule, in addition to 486,770 shares of Common Stock and reflects 555,286 shares of Common Stock issuable upon the exercise of warrants (collectively, the “Riva Securities”).  However, the exercise of the warrants held by Riva is subject to a 9.9% ownership blocker.  The Master Fund is the record and direct owner of the Riva Securities. RRCM, as the investment manager of the Master Fund, may be deemed to beneficially own the Riva Securities owned by the Master Fund. RRGP, as the general partner of RRCM, may be deemed to beneficially own the Riva Securities owned by the Master Fund. Each of Golden and Shim, as a managing member of RRGP with the power to exercise investment discretion, may be deemed to beneficially own the Riva Securities owned by the Master Fund.  The address of the principal business office of Riva is 55 Fifth Avenue, New York, NY 10003.

(6)	Mr. Radie resigned effective October 22, 2019.

(7)	Mr. Shea left the Company effective June 8, 2019.
(8)	Mr. Musial resigned effective November 9, 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers (as defined under Section 16(a) of the Exchange Act), directors and persons who own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based on our records and other information, we believe that each of our executive officers, directors and certain beneficial owners of the Company’s Common Stock complied with all Section 16(a) filing requirements applicable to them during 2018 on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Party Transactions

Under SEC rules, related party transactions are those transactions to which we are or may be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and board membership.

The Board has adopted a written Policy Regarding Transactions with Related Persons (the “Policy”), which is administered by the Audit Committee. This Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a Related Person (as defined in Item 404(a) of SEC Regulation S-K) has a direct or indirect material interest; provided, however, the Board has determined that certain transactions not required to be reported pursuant to Item 404(a) of SEC Regulation S-K are not considered to be transactions covered by the Policy. Under the Policy, a related party transaction must be reported to our general counsel and be reviewed and approved or ratified by the Audit Committee in accordance with the terms of the Policy, prior to the effectiveness or consummation of the transaction, whenever practicable. The Audit Committee will review all relevant information available to it about the potential related party transaction. The Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the Related Person in connection with the approval of the related party transaction. We also poll our directors and executive officers on an annual basis with respect to related party transactions and their service as an officer or director of other entities. Any director involved in a related party transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision.

Chapter 11 Cases and Iroko Products Acquisition

On October 30, 2018, the Company and its wholly owned subsidiaries (collectively, the  “Debtors”) filed bankruptcy petitions in the U.S. Bankruptcy Court for the District of Delaware (the “Chapter 11 Cases”).  On January 14, 2019, the court entered the confirmation order confirming the Debtors’ Bankruptcy Plan under Chapter 11 of the United States Bankruptcy Code

Also on October 30, 2018, in connection with the Chapter 11 Cases and as part of the Bankruptcy Plan, the Company entered into the Purchase Agreement to acquire five commercial products from Iroko, pursuant to which Iroko became our largest stockholder.  Pursuant to the Purchase Agreement, the Company issued an aggregate of 4,586,875 shares of its Common Stock and warrants for an aggregate of 2,436,459 shares of Common Stock to Iroko and certain of its affiliates, and the other consideration described below.  LSH, a company wholly owned by the CRG Entities, acquired such shares and the warrant in connection with a credit bid by the CRG Entities pursuant to a foreclosure proceeding on June 28, 2019.

Upon the effectiveness of the Plan and the Iroko Products Acquisition, (i) Iroko, together with certain of its affiliates, owned approximately 49% of the outstanding common stock of the Company, and (ii) the former holders of First Lien Secured Notes Claims and Convertible Notes Claims, including Highbridge and certain of its affiliates, and

Broadfin LLC and Riva, owned, in the aggregate, approximately 51% of the outstanding common stock (including shares issuable upon the exercise of warrant agreements, as described below) of the Company.  Highbridge and certain of its affiliates, and Broadfin LLC and Riva received 1,840,038, 696,657 and 1,238,661 shares of Common Stock (including shares issuable upon the exercise of warrant agreements), respectively, pursuant to the Plan.  See “Security Ownership of Certain Beneficial Owners and Management” for information on the holdings of shares of Common Stock Highbridge and certain of its affiliates, Broadfin LLC and Riva.

iCeutica License

Pursuant to the Purchase Agreement, on the Effective Date, the Company assumed the rights and obligations of Iroko and its subsidiaries pursuant to the Amended and Restated Nano-Reformulated Compound License Agreement, dated October 30, 2018 with iCeutica Inc. and iCeutica Pty Ltd. (collectively, “iCeutica”) to license certain technology, intellectual property and expertise related to iCeutica’s SoluMatrix® technology, meloxicam and certain other rights of iCeutica.

Interim Promissory Note

On the Effective Date, pursuant to the Purchase Agreement, the Company issued a $4.5 million promissory note to an affiliate of Iroko in respect of certain inventory purchases by Iroko during the pendency of the Iroko Products Acquisition (the “Interim Promissory Note”). The Interim Promissory Note bears interest at a rate of 8% per annum (payable by way of increasing the principal amount of the Interim Promissory Note on each interest payment date), is subordinate to the Notes, and matures on July 31, 2020.  As of September 30, 2019, the Company had made no payments on principal on the Interim Promissory Note, and the amount outstanding under the Interim Promissory Note was $4,500,000.

13% Senior Secured Notes Indenture

On the Effective Date, the Company issued $95.0 million aggregate principal amount of its 13% senior secured notes (the “Notes”) and entered into an indenture (the “Indenture”) governing the Notes with the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”). The Notes were issued in two series: (x) $50 million in aggregate principal amount of “Series A-1 Notes”, issued pursuant to the Plan to former holders of the Company’s then existing senior secured notes, including $12.5 million in aggregate principal amount issued to Highbridge and certain of its affiliates, and (y) $45 million in aggregate principal amount of “Series A-2 Notes,” issued to Iroko pursuant to the Purchase Agreement. The obligations of the Company under the Indenture and the Notes are unconditionally guaranteed on a secured basis by the Guarantors.  As of September 30, 2019, the Company had made no aggregate principal payments on the Series A-1 Notes and Series A-2 Notes, respectively, and the aggregate amounts outstanding under Series A-1 Notes and Series A-2 Notes were $50 million and $45 million, respectively.

Preemptive Rights Agreements

On the Effective Date, the Company entered into preemptive rights agreements (the “Preemptive Rights Agreements”) with certain of the Supporting Noteholders (as defined in the Plan). The Preemptive Rights Agreements provide for customary preemptive rights in favor of the stockholder parties thereto with respect to certain future issuances of debt or equity securities by the Company, subject to certain exceptions, for so long as such stockholder party continues to hold at least 2.5% of the outstanding shares of the Company’s common stock.

Collateral Agreement

On the Effective Date and in connection with its entry into the Indenture, the Company entered into a collateral agreement, dated as of the Effective Date, with the Collateral Agent and the subsidiary parties from time to time party thereto (the “Collateral Agreement”). Pursuant to the terms of the Collateral Agreement, the Notes and the related guarantees are secured by a first priority lien on substantially all of the Company’s and the Guarantors’ assets, in each case, subject to certain prior liens and other exclusions, and a pledge of 65% of the voting equity interests and 100% of the non-voting equity interests of the Company’s foreign subsidiaries (other than Egalet Limited and any Specified IP Subsidiary (as defined in the Indenture), of which 100% of the voting equity interests have been pledged) to the extent and only for so long as the Company determines in good faith that permitting a pledge of 100% of such voting Equity Interests would result in material adverse tax consequences for the Company or any of its subsidiaries, it being understood that, if a percentage less than 100% but greater than 65% of such voting equity interests may be pledged without any such material adverse tax consequences, then such percentage shall be pledged.

Stockholders’ Agreement

On the Effective Date, the Company entered into the Stockholders’ Agreement with Iroko and certain of its affiliates. Pursuant to the Stockholders’ Agreement, Iroko and the other stockholder parties agreed to a customary standstill provision for a period of 24 months following the Effective Date, subject to certain exceptions. In addition, pursuant to the Stockholders’ Agreement, the stockholder parties are entitled to designate two nominees to the Company’s board of directors for so long as such entities hold 25% of the equity consideration received on the Effective Date. The Stockholders’ Agreement also provides for customary preemptive rights in favor of the stockholder parties with respect to certain future issuance of equity securities by the Company, subject to certain exceptions.

Warrant Agreements

On the Effective Date, the Company entered into warrant agreements (the “Warrant Agreements”) with Iroko, certain of Iroko’s affiliates and certain other parties entitled to receive shares of the Company’s common stock as consideration pursuant to the Purchase Agreement or in satisfaction of certain claims pursuant to the Plan, including to Highbridge and certain of its affiliates, Broadfin LLC, and Riva.  The warrants are exercisable at any time at an exercise price of $0.001 per share, subject to certain ownership limitations including, with respect to Iroko and its affiliates, that no such exercise may increase the aggregate ownership of such parties above 49% of the number of shares of its common stock then outstanding for a period of 18 months.

Royalty Rights Agreements

On the Effective Date, the Company (i) entered into royalty rights agreements with Iroko and certain of its affiliates and (ii) amended and restated its existing royalty rights agreements with each of the other holders of the Notes, including Highbridge and certain of its affiliates (collectively, the “Royalty Rights Agreement”). Pursuant to the Royalty Rights Agreements, the Company sold the right to receive, in the aggregate, a payment equal to 1.5% of the aggregate net sales of the Company’s products through December 31, 2022, inclusive (the “Royalty Rights”). The Royalty Rights Agreements also include other terms and conditions customary in agreements of this type.

Iroko Transaction

On March 8, 2019, we entered into a letter agreement with Iroko Pharmaceuticals, Inc. which memorialized an agreement in principle we reached with Iroko on January 31, 2019, just prior to the closing of our acquisition of Iroko’s five marketed non-narcotic, nonsteroidal anti- inflammatory drug products.  Pursuant to the letter agreement, the Company agreed to take financial responsibility for certain liabilities related to inventory that Iroko sold prior to the closing date of the Iroko Products Acquisition, other than coupon voucher amounts, Medicaid rebates, and with regard to inventory held by wholesalers on the closing date of the Iroko Products Acquisition, wholesaler fee-for service and prompt pay discount fees. In exchange, the Company was able to retain $10 million paid by the distributor of the Iroko products for inventory owned by Iroko and not transferred in the Iroko Products Acquisition, less $1 million payable by the Company to Iroko on or prior to August 31, 2019 and $1.5 million, payable by the Company to Iroko on or prior to January 31, 2020.

Credit Agreement

On March 20, 2019 (the “Closing Date”), the Company entered into a credit agreement (the “Revolving Credit Agreement”) with certain funds managed by Highbridge, as lenders (collectively, the “Lenders”), which Revolving

Credit Agreement consists of a $20.0 million revolving line of credit. The Company drew $5.0 million on the Closing Date and must maintain at least 25% of the commitment amount outstanding at all times.

Advances under the Revolving Credit Agreement bear interest at the Company’s option at either the LIBOR Rate (as defined in the Revolving Credit Agreement) plus 5.00% or the Base Rate (as defined in the Revolving Credit Agreement) plus 4.00%. The Revolving Credit Agreement matures on March 20, 2022.

The obligations of the Company under the Revolving Credit Agreement are unconditionally guaranteed on a senior secured basis by the Company’s wholly-owned subsidiaries, Zyla Life Sciences US Inc. and Egalet Ltd. (collectively, the “Guarantors”). As security for the Company’s obligations under the Revolving Credit Agreement, the Company and the Guarantors have granted to the Agent (as defined in the Revolving Credit Agreement), for the benefit of the Lenders and other secured parties, a first priority lien on substantially all of their tangible and intangible personal property (other than certain specified excluded assets), including proceeds and accounts related to this property and the capital stock of the Guarantors, pursuant to the terms of that certain Collateral Agreement, dated as of the Closing Date (the “Collateral Agreement”), among the Company and the Guarantors in favor of the Agent for the benefit of the Lenders and other secured parties. The Revolving Credit Agreement will (i) be equal in right of payment to all existing and future pari passu indebtedness of the Company, (ii) be senior in right of payment to the obligations of the Company pursuant to the Indenture, and (iii) be senior in right of payment to all existing and future subordinated indebtedness of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A vote “FOR”

the election of the Board’s director nominees named in Proposal 1.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2018 and 2017 by Ernst & Young, our independent registered public accounting firm.

	Fiscal	Fiscal
	Year Ended	Year Ended
	2018	2017
Audit fees	$671,619	$637,653
Audit‑related fees	45,500	216,500
Tax fees	—	—
All other fees	—	—
Total fees	$717,119	854,153

Audit fees: Audit fees consist of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and the issuance of consent and comfort letters in connection with registration statement filings with the SEC, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

Audit‑related fees: Audited‑related fees consist of technical consultations related to complex accounting matters billed by Ernst & Young.

All fees have been and are expected to be pre‑approved by the Audit Committee.

Pre‑approval Policies and Procedures

The Audit Committee pre‑approves audit and non‑audit services rendered by our independent registered public accounting firm, Ernst & Young. The Audit Committee pre‑approves specified services in the defined categories of audit services, audit‑related services and tax services up to specified amounts. Pre‑approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case‑by‑case basis before the independent auditor is engaged to provide each service. The pre‑approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

If Ernst & Young renders services other than audit services to us, the Audit Committee will determine whether the rendering of these services is compatible with maintaining Ernst & Young’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Zyla stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to the Secretary,  Zyla Life Sciences, 600 Lee Road, Suite 100, Wayne, PA 19087 or contact the Secretary at 610‑833‑4200. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

INSTRUCTIONS FOR THE VIRTUAL ANNUAL MEETING

Our Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast. Instructions on how to attend and participate via the Internet are posted at http://www.envisionreports.com/ZCOR and are summarized below.

To participate in the virtual meeting, visit http://www.envisionreports.com/ZCOR and enter the 15‑digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. The meeting will begin promptly at 2:00 p.m. Eastern time on December 17, 2019. If you are a stockholder of record, you may vote prior to or via the virtual meeting website during the meeting. Please have your 15‑Digit Control Number to join the Annual Meeting.

If you wish to submit a question, you may do so during the meeting by logging into the virtual meeting website at http://www.envisionreports.com/ZCOR. There you can register for the webcast and submit your question through the "Ask a Question" field.

Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions not pertinent to meeting matters will not be answered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Megan Timmins Senior Vice President, General Counsel & Secretary

November 8, 2019

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by the time the polls close at the Annual Meeting on December 17, 2019. Online GIof ntoo welwewct.reonnviicsivoontrienpgo, rts.com/ZCOR delete QR code and control # oΔr scan the≈ QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/ZCOR Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Timothy P. Walbert 02 - Todd Holmes 03 - Joseph McInnis 04 - Matthew Pauls 05 - Gary M. Phillips, M.D. 06 - Andrea Heslin Smiley 07 - Todd N. Smith For Against Abstain 2. To ratify the selection of Ernst & Young LLP a Zyla Life Sciences’ independent registered public accounting firm for the fiscal year ending December 31, 2019. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 3 3 5 8 6 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 7 1 B M 4 0354BB MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2. 2019 Annual Meeting Proxy Card1234 5678 9012 345

2019 Virtual Annual Meeting of Zyla Life Sciences' Stockholders Tuesday, December 17, 2019 at 2:00 p.m. ET <web address> The 2019 Virtual Annual Meeting of Stockholders of Zyla Life Sciences will be held on Tuesday, December 17, 2019 at 2:00 p.m. ET, virtually via the internet at www.envisionreports.com/ZCOR. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — ABC2019. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.edocumentview.com/ZCOR q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2019 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — December 17, 2019 Mark Strobeck and Jesse Neri, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Zyla Life Sciences to be held virtually on Tuesday, December 17, 2019 at 2:00 p.m., ET or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Proxy — Zyla Life Sciences Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ZCOR